Exhibit 99.1

NEWS RELEASE
Corporate Offices: 1328 Racine Street Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson (262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2017

FOURTH QUARTER FINANCIAL RESULTS

● Fourth Quarter Sales Increase 25.7% - Highest Growth Rate in 23 Quarters
● Gross Profit Percent Improves 520 Basis Points to 31.4% in Fourth Quarter
● Return to Positive Earnings
● $4,020,000 in Operating Cash Flow in Fourth Quarter
● Six-Month Backlog at June 30, 2017 was $46,437,000, Up 30% from FY16 on Improving Oil and Gas Demand

RACINE, WISCONSIN—August 4, 2017 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2017 fourth quarter ended June 30, 2017.

Sales for the fiscal 2017 fourth quarter were $53,591,000, compared to $42,646,000 for the same period last year. For the fiscal 2017 full year, sales were $168,182,000, compared to $166,282,000 for fiscal 2016. The increase in 2017 fourth quarter sales was primarily due to improved demand for the Company’s 8500 series transmission systems from North American pressure pumping customers, and higher sales of aftermarket components.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “We continued to deliver 8500 series transmission systems for the oil and gas market, which were part of the large orders we received in the third quarter. These deliveries had a favorable impact on fourth quarter sales, profitability, and backlog, and I am pleased to report positive net income and EBITDA in the fourth quarter. We believe trends in our oil and gas markets are improving. The last meaningful investment cycle for pressure pumping capital equipment was six years ago. Since then, the volatility in oil prices has caused many oil services companies to use their equipment longer, and postpone investments. As producers adjust their cost structure to lower oil and gas prices, we anticipate improvements in their profitability will be invested in rebuilds and new equipment for the North American pressure pumping fleet. We are well-positioned to benefit from anticipated improvements in oil and gas demand, as a result of Twin Disc’s high-quality, high-horsepower transmissions systems, ability to efficiently fulfill orders, and service-oriented culture.

Gross profit for the fiscal 2017 fourth quarter was 31.4 percent, 520 basis points higher compared to 26.2 percent for the same period last year. Gross profit for the fiscal 2017 fourth quarter was favorably impacted by higher shipments of oil and gas transmission systems, increased aftermarket volume, improved operating efficiencies, and a global reduction in fixed manufacturing costs. For the fiscal 2017 full year, gross margin was 28.7 percent, compared to 24.4 percent for fiscal 2016.

For the fiscal 2017 fourth quarter, marketing, engineering and administrative (ME&A) expenses increased $793,000 to $14,001,000, compared to $13,208,000 for the fiscal 2016 fourth quarter. The 6.0 percent increase in ME&A expenses reflects the fourth quarter bonus accrual ($596,000) resulting from the Company’s success in achieving operational performance improvements and fixed cost reductions, and corporate development spending of $300,000, partially offset by reduced pension expense and other cost reductions. For the fiscal 2017 full year, ME&A expenses decreased $4,340,000, or 7.6 percent, to $52,773,000, compared to $57,113,000 for fiscal 2016.

Twin Disc recorded restructuring charges of $424,000 in the fiscal 2017 fourth quarter, compared to restructuring charges of $134,000 in the same period last fiscal year. For the fiscal 2017 full year, Twin Disc had restructuring charges of $1,791,000, compared to $921,000 for the same period last fiscal year. Fiscal 2017’s restructuring activities related primarily to headcount reductions at certain of the Company’s domestic and foreign operations. These initiatives are expected to generate approximately $2,400,000 in annualized savings, in addition to fiscal 2016’s restructuring activities, which were expected to generate over $4,500,000 in annualized savings.

During fiscal 2017, the Company recorded a $2,646,000 non-cash impairment charge primarily to write down goodwill associated with the Company’s domestic industrial business. This impairment is primarily the result of a lack of significant market recovery related to these products. This business remains a strategic priority for Twin Disc, as evidenced by the recent acceleration of new product offerings. The Company anticipates profitable growth as markets recover and its new products gain market penetration. During fiscal 2016, the Company recorded a $7,602,000 non-cash goodwill impairment charge in the fiscal 2016 fourth quarter related to the domestic industrial business and the European propulsion business.

The effective tax rate for the twelve months of fiscal 2017 was 35.8 percent, which was significantly lower than the prior year rate of 48.6 percent. During fiscal 2016, the Company recorded the favorable impact of $2,400,000 of foreign tax credits associated with the repatriation of cash from certain foreign entities. Adjusting for this non-recurring tax benefit, the fiscal 2016 effective tax rate would have been 39.1 percent. The fiscal 2017 rate was favorably impacted by discrete items related to foreign earnings.

Net earnings attributable to Twin Disc for the fiscal 2017 fourth quarter were $1,162,000, or $0.10 per diluted share, compared with a net loss attributable to Twin Disc of ($5,517,000), or ($0.48) per share, for the fiscal 2016 fourth quarter. For the fiscal 2017 full year, the net loss attributable to Twin Disc was ($6,294,000), or ($0.56) per share, compared to a loss of ($13,104,000), or ($1.17) per diluted share for fiscal 2016.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were

$3,356,000 for the fiscal 2017 fourth quarter, compared to ($7,564,000) for the fiscal 2016 fourth quarter. For the fiscal 2017 full year, EBITDA was ($2,388,000) compared to ($16,113,000), for fiscal 2016. EBITDA for fiscal 2017 includes charges for restructuring of ($1,791,000) and goodwill impairment of ($2,646,000), while the fiscal 2016 EBITDA includes charges for restructuring of ($921,000) and goodwill impairment of ($7,602,000).

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “We are seeing the benefits from the initiatives created over the past two years to improve our cost structure and create a more capital-efficient business. Higher, more profitable sales, controlled operating expenses and prudent working capital management helped the company generate $4,020,000 of operating cash flow in the fourth quarter. This was the third consecutive quarter of improving cash provided from operating activities. Working capital at June 30, 2017, was $84,911,000, compared to $88,904,000, at June 30, 2016. At June 30, 2017, the Company had $16,367,000 in cash and $6,323,000 of borrowings drawn under its $40,000,000 revolving credit facility. For fiscal 2017, we invested $3,133,000 in capital expenditures and expect to invest approximately $7,000,000 to $9,000,000 in capital expenditures in fiscal 2018. As we enter the new fiscal year, we will continue to proactively manage our cost structure, while looking at ways to further improve our operating efficiencies.”

Mr. Batten concluded: “Our six-month backlog at June 30, 2017 was $46,437,000 compared to $49,835,000 at March 31, 2017, and $35,709,000 at June 30, 2016. I am encouraged by improving oil and gas demand. We have also started to see positive signs in our global patrol boat and North American inland marine markets, but remain cautious within our overall commercial marine, pleasure craft, airport rescue and firefighting, military, and industrial markets. In addition, the first quarter typically is our most challenging quarter from a seasonality perspective as we are impacted by summer shut downs in several of our markets and geographies. The continued and proactive restructuring we have accomplished across our global footprint over the past two years has provided significant cost savings and flexibility to withstand a lengthy downturn in many of our markets. As evidenced by our 2017 fourth quarter results, Twin Disc’s adjusted cost structure has significantly improved margins and lowered our breakeven point. As sustained demand improves, we are well positioned for profitable growth.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:30 a.m. Eastern Time on Friday, August 4, 2017. To participate in the conference call, please dial 888-282-4591 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:30 p.m. August 4, 2017 until midnight August 11, 2017. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 8169539.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	Quarter Ended		Year Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net sales	$53,591	$42,646	$168,182	$166,282
Cost of goods sold	36,775	31,465	119,950	125,687
Gross profit	16,816	11,181	48,232	40,595

Marketing, engineering and administrative expenses	14,001	13,208	52,773	57,113
Restructuring of operations	424	134	1,791	921
Goodwill and other asset impairment charge	9	7,602	2,646	7,602
Other operating (income)	-	-	-	(445)
Earnings (loss) from operations	2,382	(9,763)	(8,978)	(24,596)

Interest expense	67	70	303	426
Other expense, net	662	13	248	273
Earnings (loss) before income taxes and non-controlling interest	1,653	(9,846)	(9,529)	(25,295)
Income tax expense (benefit)	478	(4,328)	(3,414)	(12,282)

Net earnings (loss)	1,175	(5,518)	(6,115)	(13,013)
Less: Net (loss) earnings attributable to non-controlling interest, net of tax	(13)	1	(179)	(91)
Net earnings (loss) attributable to Twin Disc	$1,162	$(5,517)	$(6,294)	$(13,104)

Earnings (loss) per share data:
Basic earnings (loss) per share attributable to Twin Disc common shareholders	$0.10	$(0.48)	$(0.56)	$(1.17)
Diluted earnings (loss) per share attributable to Twin Disc common shareholders	$0.10	$(0.48)	$(0.56)	$(1.17)

Weighted average shares outstanding data:
Basic shares outstanding	11,250	11,207	11,239	11,203
Diluted shares outstanding	11,250	11,207	11,239	11,203

Dividends per share	$0.00	$0.00	$0.00	$0.18

Comprehensive income (loss):
Net earnings (loss)	$1,175	$(5,518)	$(6,115)	$(13,013)
Other comprehensive income (loss):
Foreign currency translation adjustment	3,441	632	985	(1,557)
Benefit plan adjustments, net	8,396	(9,295)	10,500	(7,080)
Comprehensive income (loss)	13,012	(14,181)	5,370	(21,650)
Less: Comprehensive income attributable to noncontrolling interest	(44)	(33)	(193)	(114)

Comprehensive income (loss) attributable to Twin Disc	$12,968	$(14,214)	$5,177	$(21,764)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2017	2016
ASSETS
Current assets:
Cash	$16,367	$18,273
Trade accounts receivable, net	31,392	25,363
Inventories	66,193	66,569
Prepaid expenses	8,295	7,353
Other	7,187	7,477
Total current assets	129,434	125,035

Property, plant and equipment, net	48,212	51,665
Goodwill, net	2,585	5,120
Deferred income taxes	24,198	25,870
Intangible assets, net	2,009	2,164
Other assets	4,460	4,068

TOTAL ASSETS	$210,898	$213,922

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,301	$14,716
Accrued liabilities	23,222	21,415

Total current liabilities	44,523	36,131

Long-term debt	6,323	8,501
Accrued retirement benefits	33,706	48,705
Deferred income taxes	1,011	827
Other long-term liabilities	1,768	2,705

Total liabilities	87,331	96,869

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	10,429	11,761
Retained earnings	169,368	175,662
Accumulated other comprehensive loss	(32,671)	(44,143)
	147,126	143,280
Less treasury stock, at cost (1,580,335 and 1,749,294 shares, respectively)	24,205	26,790

Total Twin Disc shareholders' equity	122,921	116,490

Noncontrolling interest	646	563
Total equity	123,567	117,053

TOTAL LIABILITIES AND EQUITY	$210,898	$213,922

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)

	For the Year Ended
	June 30, 2017	June 30, 2016

Cash flows from operating activities:
Net (loss) earnings	$(6,115)	$(13,013)
Adjustments to reconcile net (loss) earnings to cash provided by operating activities:
Depreciation and amortization	7,017	8,847
Goodwill and other asset impairment charge	2,646	7,602
Stock compensation expense	1,615	1,295
Restructuring of operations	92	354
Provision for deferred income taxes	(4,245)	(12,203)
Other, net	7	74
Net change in operating assets and liabilities	2,161	10,435
Net cash provided by operating activities	3,178	3,391

Cash flows from investing activities:
Proceeds from sale of business	-	3,500
Proceeds from life insurance policy	-	2,002
Proceeds from sale of plant assets	217	124
Capital expenditures	(3,133)	(4,214)
Other, net	(126)	(270)

Net cash (used) provided by investing activities	(3,042)	1,142

Cash flows from financing activities:
Payments of senior notes	-	(3,571)
Borrowings under revolving loan agreement	53,920	89,473
Repayments under revolving loan agreement	(56,113)	(91,203)
Proceeds from exercise of stock options	-	12
Dividends paid to shareholders	-	(2,041)
Dividends paid to non-controlling interest	(109)	(192)
Excess tax benefits (shortfall) from stock compensation	-	(349)
Payments of withholding taxes on stock compensation	(140)	(190)
Net cash used by financing activities	(2,442)	(8,061)

Effect of exchange rate changes on cash	400	(1,135)

Net change in cash	(1,906)	(4,663)

Cash:
Beginning of period	18,273	22,936

End of period	$16,367	$18,273

Reconciliation of Consolidated net Earnings (LOSS) to EBITDA

(In thousands; unaudited)

	Quarter Ended		Year Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net earnings (loss) attributable to Twin Disc	$1,162	$(5,517)	$(6,294)	$(13,104)
Interest expense	67	70	303	426
Income taxes	478	(4,328)	(3,414)	(12,282)
Depreciation and amortization	1,649	2,211	7,017	8,847
Earnings (loss) before interest, taxes, depreciation and amortization	$3,356	$(7,564)	$(2,388)	$(16,113)

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